Exhibit 3.52

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

WASATCH ORTHOTICS & PEDORTHICS, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF WASATCH ORTHOTICS & PEDORTHICS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF WASATCH ORTHOTICS & PEDORTHICS, LLC (this “Agreement”) is effective as of this 16th day of July, 2010, between Hanger Prosthetics & Orthotics, Inc., a Delaware corporation (the “Member”), and Wasatch Orthotics & Pedorthics, LLC, a Utah limited liability company (the “Company”).

ARTICLE 1

FORMATION

Section 1.1             Name.

The name of the Company is “Wasatch Orthotics & Pedorthics, LLC,” and all business of the Company shall be conducted under that name or under any other name approved by the Manager (as defined herein), but in any case, only to the extent permitted by applicable law.

Section 1.2             Registered Agent and Office.

The Company’s registered agent for service of process shall be CT Corporation System.  The address of the Company’s registered office in the State of Utah is CT Corporation System, 136 East South Temple, Suite 2100, Salt Lake City, Utah 84111.  The Manager may, from time to time, pursuant to the relevant provisions of Part 3 of Chapter 2c of Title 48 of the Utah Code (the “Act”), change the registered agent or office.

Section 1.3             Business Purpose.

The business and purposes of the Company shall be the provision of orthotic and/or prosthetic services and products, the operation of clinics to fit patients for orthotics or prosthetics, and any other lawful business or activity permitted by the Act.  Subject to the terms of this Agreement, the Company shall have all powers of a limited liability company under the Act.

Section 1.4             Term.

The term of the Company shall be until August 12, 2049, or until dissolved in accordance with this Agreement.

Section 1.5             Fiscal Year.

The fiscal year of the Company shall end on December 31 of each calendar year, or such other day as the Member from time to time determines.

ARTICLE 2

MANAGERS

Section 2.1             Management.

(a)           The management of the Company shall be vested in one or more Managers and such Managers shall comprise the Board of Managers.  The Board of Managers may, at its discretion, delegate such powers and duties to officers and employees of the Company.

(b)           The Board of Managers shall have all power and authority to act on behalf of the Company except to the extent that such power and authority (i) shall be reserved to the Member as provided in Article 3 of this Agreement, or (ii) shall be delegated to the officers, if any, of the Company by this Agreement or otherwise by the Board of Managers from time to time and not revoked by the Board of Managers.

(c)           The Managers shall have authority to conduct all ordinary business, as described in Section 1.3 of this Agreement, on behalf of the Company, in accordance with the Act and may execute and deliver on behalf of the Company any contract, conveyance, note or similar document.

(d)           If specifically authorized and directed in writing by the Board of Managers, any Manager shall be authorized to execute on behalf of the Member any amendment to this Agreement or the Articles of Organization of the Company that (a) corrects any non-substantive technical matters necessary or appropriate in the opinion of counsel to the Company, selected by the Board of Managers; (b) changes the registered office of the Company; or (c) changes the name of the Company.

(e)           Any action which may be taken by the Managers may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all Managers.

Section 2.2             Appointment of Managers.

The Member shall set the number of Managers and shall appoint the Managers.  The Managers need not be a Member or a resident of the State of Utah.  The number of Managers is one and the Manager shall be Hanger Prosthetics & Orthotics, Inc.

Section 2.3             Compensation of Managers.

No Manager shall receive any compensation for its services as a Manager, unless otherwise determined by the consent of all Members.

Section 2.4             Resignation and Removal of Managers.

The Managers shall hold office until each such Manager’s successor is appointed by the Member or until each such Manager’s earlier resignation, death, dissolution and/or liquidation or removal by the Member.  The Managers may resign at any time upon written notice to the Company, and a Manager may be removed with or without cause by the Member.

ARTICLE 3

MEMBER/CAPITAL CONTRIBUTION

Section 3.1             Authority of the Member.

The Member shall not, except in its capacity as a Manager or officer or as expressly provided under the terms of this Agreement, participate in the management or control of the Company’s business, transact any business for the Company, or have the power to act for or bind the Company.

Section 3.2             Rights of the Member.

The Member shall have the following rights:

(a)           the Member may elect to dissolve the Company;

(b)           the Member may consent to any actions specifically requiring its consent or approval pursuant to this Agreement or the Act; and

(c)           the Member may take any other action specifically authorized pursuant to this Agreement.

Section 3.3             Approval of Member

The Member shall be entitled to approve or vote with respect to only those matters (A) which are expressly reserved to the approval or vote of the Member pursuant to the terms of this Agreement, or (B) which, notwithstanding any contrary provision of this Agreement, are required by the Act to be approved by or submitted to a vote of the Member.

Section 3.4             Cessation Event.

A Member shall cease to be a Member solely upon the occurrence of any one of the events provided in Article 8 of this Agreement or Sections 48-2c-708, 48-2c-709 or 48-2c-710 of the Act, each as may be hereafter amended.

Section 3.5             Capital Contribution.

In connection with the initial filing of the Articles of Organization with the State of Utah Department of Commerce, the Member’s predecessor in interest contributed to the capital of the Company all tangible and intangible business assets of the Company.  The Member shall not be required to make any additional contributions to the capital of the Company, provided that the Member shall be entitled upon the request of the Company, at its sole discretion, to contribute additional capital to the Company.  No interest shall accrue on the capital contributions described in the foregoing sentence and the Member shall not have the right to withdraw or be repaid any contribution to the extent that such withdrawal or repayment would not be permitted under the Act.

Section 3.6             No Certificates.

The Company shall not issue certificates evidencing the ownership of the Membership Interests by its Member.  The Company’s Membership Interests are owned by the Member as set forth on Exhibit A attached hereto, as it may be amended from time to time.  “Membership Interests” shall mean (i) the ownership interests of the Member in the Company; and (ii) the Member’s share of the profits and losses of the Company and the right to receive distributions from the Company.

Section 3.7             Informal Action by the Member.

Any action which may be taken at a meeting of the Member may be taken without a meeting, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member, which written consent or consents shall be filed with the Board of Managers of the Company.

ARTICLE 4

TITLE TO COMPANY PROPERTY

All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, the Member shall have no ownership interest in any Company property in its individual name or right, and the Member’s interest in the Company shall be personal property for all purposes.

ARTICLE 5

SEPARATENESS/OPERATIONS MATTERS

The Company shall:

(a)           maintain books and records and bank accounts separate from those of any other person;

(b)           maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(c)           observe all customary organizational and operational formalities;

(d)           hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(e)           prepare separate tax returns, if necessary, and separate financial statements;

(f)            allocate and charge fairly and reasonably any common employee or overhead shared with any affiliate;

(g)           transact all business with affiliates on an arms-length basis and pursuant to enforceable agreements;

(h)           conduct business in its own name, and use separate stationery, invoices and checks;

(i)            not commingle its assets or funds with those of any other person; and

(j)            not assume, guarantee or pay the debts or obligations of any other person.

ARTICLE 6

OFFICERS

Section 6.1             Appointment of Officers.

(a)           The officers of the Company, if any, shall consist of such individuals as may be appointed by the Manager.  Any two or more offices may be held by the same person.  The salary of each officer, if any, shall be set by the Manager.  Each officer shall serve for the term of office for which he is appointed and until his successor has been appointed and has qualified, or his earlier death, resignation, or removal by the Manager.

(b)           The officers of the Company shall be as follows:

Chairman:	Ivan R. Sabel
Chief Executive Officer:	Thomas F. Kirk
President:	Richmond L. Taylor
Treasurer:	George E. McHenry
Assistant Treasurer:	Samuel R. Reimer
Secretary:	George E. McHenry
Assistant Secretary:	Ernest J. Piro III
Assistant Secretary:	Thomas C. Hofmeister
Assistant Secretary:	Ambrose Phillips
Assistant Secretary:	Thomas E. Hartman
Assistant Secretary:	Samuel R. Reimer
Assistant Secretary:	Teresa M. Vermillion
Assistant Secretary:	Nicholas D. Dawe

ARTICLE 7

INDEMNIFICATION AND LIABILITY

Section 7.1             Indemnification by the Company.

(a)         The Company shall indemnify, defend and hold harmless any Manager, Member, officer, employee or agent of the Company who was or is a party, or who is threatened to be made a party, to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding, because he is or was a Manager, Member, officer, employee, or agent of the Company or is or was serving at the request of the Company as a manager, director, trustee, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement that actually and reasonably were incurred in connection with the action, suit or proceeding if, in the opinion of independent counsel to the Company selected by the Board of Managers, such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  At the request of the Member, the Board of Managers shall select such independent counsel, whose fees and costs shall be borne by the Company.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not create of itself a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in connection with any criminal action or proceeding, a presumption that he had reasonable cause to believe that his conduct was unlawful.

(b)           To the extent that a Manager, Member, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 7.1(a) above or in defense of any claim, issue, or matter in an action, suit, or proceeding referred to therein, such party shall be indemnified by the Company against expenses, including attorney’s fees, that were actually and reasonably incurred by him in connection therewith.

Section 7.2             Indemnification by Member.

Each Member (an “Indemnifying Member”) shall indemnify, defend and hold harmless the Company, any other Member, Manager, Company officer, employee or agent of the Company (the “Indemnified Parties”) from and against any and all liability, damages, loss, cost and expense incurred by any one or more of the Indemnified Parties to the extent caused by any breach of this Agreement by the Indemnifying Member or by any negligence or breach of contract or fiduciary obligation of the Indemnifying Member or any Manager or Company officer.  Notwithstanding the foregoing, however, an Indemnifying Member shall not have an obligation under this subsection to the extent that such obligation shall have been paid by insurance.

Section 7.3             Liability of Managers.

To the fullest extent allowable under the Act, the Managers shall have no personal liability to the Company or its Member for damages for any action that each such Manager takes or fails to take as a Manager unless it is proved, by clear and convincing evidence, in a court of competent jurisdiction that his action or failure to act involved an act or omission constituting gross negligence, willful misconduct or the breach of a higher standard of conduct that would result in greater exposure to liability for the Manager as such standard is established by the Articles of Organization of the Company or by this Agreement.

Section 7.4             Non-Exclusivity of Article VII.

The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled and shall continue as to a person who has ceased to be a Manager, Member, officer, employee or agent of the Company.

Section 7.5             Insurance.

The Company may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, for or on behalf of any person who is or was a Manager, Member, officer, employee, or agent of the Company or who is or was serving at the request of the Company as a Manager, director, trustee, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise.  The insurance or similar protection purchased or maintained for those persons may be for any liability asserted against them and incurred by such Manager, Member, officer, employee or agent of the Company for any liability arising out of their status as Manager, Member, officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such persons against such liability under the Act.  Insurance may be so purchased from or so maintained with a person in which the Company has a financial interest.

ARTICLE 8

DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF ASSIGNEES

AND ADDITIONAL MEMBERS

Section 8.1             Disposition.

The Member’s interest in the Company is transferable either voluntarily or by operation of law.  The Member may dispose of all or a portion of the Member’s interest.  Notwithstanding any provision of the Act to the contrary and at the discretion of the transferring Member, the transferee of the Member’s interest in the Company may be admitted as a Member upon the completion of the transfer without further action; provided that, if such transfer results in more than one Member, the provisions of this Agreement shall terminate and the Company shall be governed by the Act (until such time as the Members enter into a new Operating Agreement).

Section 8.2             Admission of Additional Members.

The Manager may admit additional Members and determine the capital contribution associated therewith, and thereafter, the provisions of this Agreement shall terminate and the Company shall be governed by the Act (until such time as the Members enter into a new Operating Agreement).

ARTICLE 9

DISSOLUTION AND WINDING UP

Section 9.1             Dissolution.

The Company shall be dissolved upon the occurrence of either of the following events:

(a)           The unanimous written agreement of all Members to dissolve the Company; or

(b)           Upon entry of a decree of judicial dissolution under Section 48-2c-213 of the Act.

Section 9.2             Articles of Dissolution.

Following the occurrence of any of the events of dissolution specified in this Article 9, the Company shall deliver to the Secretary of State of the State of Utah articles of dissolution on a form that is prescribed by the Secretary of State and that includes the name of the Company and the effective date of its dissolution.

Section 9.3             Effective Date Of Dissolution.

Dissolution of the Company shall be effective on the date designated by the Member in the event of dissolution by election of the Member.

Section 9.4             Continued Existence.

Upon dissolution, the Company shall cease carrying on business, as distinguished from the winding up of the Company business, but the Company shall continue to exist until the winding up of the affairs of the Company is completed and articles of dissolution have been filed with the Secretary of State of the State of Utah in accordance with Section 9.2 of this Article 9.

Section 9.5             Winding Up.

Upon the winding up of the Company, the Company property shall be distributed:  (i) to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company liabilities; and (ii) thereafter, to the Member.  Such distributions shall be in cash, property other than cash, or partly in both, as determined by the Manager.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1           Headings.

The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 10.2           Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

Section 10.3           Severability.

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

Section 10.4           Waivers.

No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 10.5           Agreement; Effect of Inconsistencies with Law.

This Agreement shall govern the existence and organization of the Company, and except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Act,

this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.

[The next page is the signature page. ]

IN WITNESS WHEREOF, the sole Member has executed this Agreement effective as of the date first written above.

SOLE MEMBER:

HANGER PROSTHETICS & ORTHOTICS, INC.

By:	/s/ Richmond L. Taylor
Richmond L. Taylor, President

The undersigned Manager hereby agrees to abide by the provisions of this Agreement and the Act, to the extent applicable, as they relate to the activities of the Manager and the operation of the Company.

MANAGER:

HANGER PROSTHETICS & ORTHOTICS, INC.

By:	/s/ Richmond L. Taylor
Richmond L. Taylor, President

EXHIBIT A

MEMBERSHIP INFORMATION

Member	Membership Interest

Hanger Prosthetics & Orthotics, Inc.	100%